Exhibit 10.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

                     PATENT AND TECHNOLOGY LICENSE AGREEMENT

     This AGREEMENT ("AGREEMENT") is made on this ________ day of _______2003 ("EFFECTIVE DATE"), by and between Vista Medical Technologies, Inc., a Delaware corporation, having a principal place of business located at 2101 Faraday Avenue, Carlsbad, CA 92008 ("LICENSOR"), and Viking Systems, Inc., a Nevada corporation, having a principal place of business located at 7514 Girard Ave., Suite 1509, La Jolla, CA 92037 ("LICENSEE").

                                    RECITALS

A. WHEREAS, pursuant to that certain Asset Purchase Agreement by and between LICENSOR and LICENSEE dated December 22 (the "Asset Purchase Agreement"), LICENSEE is acquiring from the LICENSOR, and LICENSOR is selling to LICENSEE, certain assets ("ASSETS") of the LICENSOR's medical device and technology business ("BUSINESS"); and

B. WHEREAS, LICENSOR owns certain intellectual property rights necessary to make use of such ASSETS, commercialize LICENSED PRODUCTS and operate the BUSINESS; and

C. WHEREAS, LICENSEE desires to license certain intellectual property rights necessary to make use of such ASSETS, commercialize LICENSED PRODUCTS and operate the BUSINESS and LICENSOR is willing to grant such an exclusive license to LICENSEE.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

                                 I. DEFINITIONS

     All definitions below or elsewhere in this AGREEMENT apply to both their singular and plural forms, as the context may require. "Herein," "hereunder," and "hereof" and other similar expressions refer to this AGREEMENT. "Section" refers to sections in this AGREEMENT. "Including" means "including without limitation." "Days" means "calendar days," unless otherwise stated.

     1.1 "AFFILIATE" means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

     1.2 "CONFIDENTIAL INFORMATION" means the proprietary or confidential information of a party (each, a "DISCLOSER") which is disclosed to the other party (each, a "RECIPIENT") before or after the EFFECTIVE DATE and (i) is identified as "confidential" by DISCLOSER in writing prior to disclosure and
(ii) relates to products,  plans, designs,  costs, prices,  finances,  marketing



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plans, business opportunities, personnel, research, development, know-how, trade secrets, inventions, blueprints, techniques, chemical or biological materials, drugs, devices, specimens, apparatus, processes, algorithms, software programs, schematics, designs, contracts, customer lists, procedures, formulae, patent applications and other information relating to DISCLOSER's business, services, processes or technology. CONFIDENTIAL INFORMATION shall not include information that RECIPIENT proves: (i) was known by RECIPIENT, or was publicly available, prior to disclosure by DISCLOSER to RECIPIENT; (ii) became publicly available after disclosure by DISCLOSER to RECIPIENT through no act of RECIPIENT; (iii) is
hereafter   rightfully   furnished  to  RECIPIENT  by  a  third  party   without
confidentiality restriction; or (iv) is disclosed with the prior written consent of DISCLOSER or as expressly authorized under this AGREEMENT.

     1.3 "GROSS REVENUES" means royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments, equity securities or any other payment or value received by License from the sale, licensing, sublicensing, renting, leasing or other commercialization of Licensed Products, less sales/and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns.

     1.4 "IMPROVEMENTS" means any and all derivative works, modifications, improvements, enhancements, translations, abridgements, additional developments or the like to the existing LICENSED TECHNOLOGY made by LICENSEE, LICENSEE's AFFILIATES and/or LICENSEE's sublicensees after the EFFECTIVE DATE.

     1.5 "INTELLECTUAL PROPERTY" or "INTELLECTUAL PROPERTY RIGHTS" collectively means any and all patents (including reissues, divisions, continuations and extensions thereof), patent registrations, patent applications, data rights, utility models, business processes, trademarks, trade secrets, know how, trade names, registered or unregistered designs, mask works, copyrights, moral rights and any other form of proprietary protection afforded by law to intellectual property, or any applications therefor, which arises or is enforceable under the laws of the United States, any other jurisdiction or any bi-lateral or multi-lateral treaty regime.

     1.6 "KNOW-HOW" means any and all information, processes, procedures, documents and materials relating to the design, development and manufacture of LICENSED PRODUCTS known to LICENSOR as of the EFFECTIVE DATE.

     1.7 "LICENSED PRODUCTS" means any product incorporating or arising out of LICENSED TECHNOLOGY, including the OEM PRODUCTS and the VISTA PRODUCTS.

     1.8 "LICENSED PATENTS" means all of the patent applications and patents listed on Schedule 3.10(a) of the Company Disclosure Schedule (as defined in the Asset Purchase Agreement), and any patents issued therefrom, together with all pending and issued foreign counterparts of such applications, and all pending and issued renewals, continuations, continuations-in-part, divisions, patents of addition, reexaminations and/or reissues of such applications or foreign counterparts.

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     1.9  "LICENSED  TECHNICAL  INFORMATION"  means  LICENSOR's  rights  in  any technical information, KNOW-HOW, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data which are not claimed in LICENSED PATENTS but that are necessary or useful for practicing LICENSED PATENTS.

     1.10 "LICENSED TECHNOLOGY" means inventions or discoveries covered by LICENSED PATENTS and/or LICENSED TECHNICAL INFORMATION as more fully defined in Exhibit A. LICENSED TECHNOLOGY includes any IMPROVEMENTS developed by LICENSEE or its AFFILIATES subsequent to the EFFECTIVE DATE as set forth in Section 4.2.

     1.11 "LIMITED ROYALTY PERIOD" has the meaning set forth in Section 3.1(b).

     1.12 "LIMITED ROYALTY PERIOD GROSS REVENUES" means Gross Revenues from Licensee's Sale of Vista Products less the gross revenues earned by LICENSOR from its Sale of Vista Products during 2003.

     1.13 "OEM PRODUCTS" means the Aesculap product line, the Wolf product line and the OEM Camera product line as further defined in Exhibit B, and any improvements, derivatives, modifications or enhancements thereto.

     1.14 "SALE" OR "SOLD" means the transfer, licensing, renting, leasing, disposition or other commercialization of Licensed Products for value.

     1.15 "TERM" has the meaning set forth in Section 10.1.

     1.16 "VISTA PRODUCTS" means the Endosite System product line and the Three Chip Endosite System product line as further defined in Exhibit B, and any improvements, derivatives, modifications or enhancements thereto.

                        II. LICENSE; TECHNOLOGY TRANSFER

     2.1 Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, a worldwide, exclusive (even as to LICENSOR) license, with the right to sublicense, under LICENSED TECHNOLOGY, and all INTELLECTUAL PROPERTY RIGHTS therein (i) to make, have made, use, import, reproduce, offer to sell and/or sell LICENSED PRODUCTS; and (ii) to modify and create IMPROVEMENTS.

     2.2 Sublicenses. LICENSEE may grant sublicenses under LICENSED TECHNOLOGY consistent with the terms of Section 2.1 and this AGREEMENT. Notwithstanding anything else herein and for avoidance of doubt, LICENSEE shall have no right to commercialize the LICENSED TECHNOLOGY except as incorporated into LICENSED PRODUCTS.

     2.3 Technology Transfer. No later than thirty (30) days following the EFFECTIVE DATE, LICENSOR shall deliver to LICENSEE all LICENSED TECHNOLOGY.

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                    III. CONSIDERATION, PAYMENTS AND REPORTS

     3.1 Royalties. In consideration of rights granted by LICENSOR to LICENSEE under this AGREEMENT, LICENSEE agrees to pay LICENSOR the following:

          (a) A five percent (5%) royalty on Gross Revenues for all OEM PRODUCTS Sold by LICENSEE, its AFFILIATES or its sublicensees;

          (b) For the first (1st) two (2) twelve (12) month periods after the EFFECTIVE DATE ("LIMITED ROYALTY PERIOD"), a ten percent (10%) royalty on the Limited Royalty Period Gross Revenues for all VISTA PRODUCTS Sold by LICENSEE, its AFFILIATES or its sublicensees; and

          (c) After the LIMITED ROYALTY PERIOD, a ten percent (10%) royalty on Gross Revenues for all VISTA PRODUCTS Sold licensed, leased, rented or otherwise commercialized by LICENSEE, its AFFILIATES or its sublicensees.

     3.2 Minimum Royalties. Notwithstanding Section 3.1, the minimum royalty payment by LICENSEE to LICENSOR for the Licensed Products shall be as follows:

          (a) One Hundred and Fifty Thousand U.S. Dollars ($150,000) for the first (1st) twelve (12) month period after the EFFECTIVE DATE to be paid no later than thirty (30) days after the first (1st) anniversary of the EFFECTIVE DATE;

          (b) Three Hundred Thousand U.S. Dollars ($300,000) for the second twelve (12) month period starting on the first (1st) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the second
     (2nd) anniversary of the EFFECTIVE DATE;

          (c) Three Hundred Thousand U.S. Dollars ($300,000) for the third twelve (12) month period starting on second (2nd) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the third
     (3rd) anniversary of the EFFECTIVE DATE;

          (d) Three Hundred Thousand U.S. Dollars ($300,000) for the fourth twelve (12) month period starting on the third (3rd) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the fourth
     (4th) anniversary of the EFFECTIVE DATE; and

          (e) Three Hundred and Seventy-Five Thousand U.S. Dollars ($375,000) for the fifth twelve (12) month period starting on the fourth (4th) anniversary of the EFFECTIVE DATE to be paid no later than thirty (30) days after the fifth (5th) anniversary of the EFFECTIVE DATE.

     3.3 Termination of License. If LICENSEE does not pay LICENSOR the minimum royalty for each twelve month period as set forth in Section 3.2, and such failure continues for thirty (30) days after LICENSOR notifies LICENSEE thereof in writing, the licenses granted under Section 2 shall terminate immediately and all rights and interests granted therein shall revert back to LICENSOR. The parties shall take any and all necessary actions and execute all documents necessary to ensure that the intent of this Section is enforced.

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     3.4 Royalty Obligation and Conditional Transfer of LICENSED TECHNOLOGY. The
royalties agreed to hereunder shall be paid until the earlier of the date on which LICENSEE has paid LICENSOR an aggregate of Four Million Five Hundred Thousand U.S. Dollars ($4,500,000) or the fifth anniversary of Effective Date. ("TOTAL ROYALTY"). If LICENSEE pays LICENSOR the TOTAL ROYALTY, LICENSOR shall assign and transfer to LICENSEE all of LICENSOR's rights, title and interests in and to the LICENSED TECHNOLOGY. The parties shall take any and all necessary actions and execute all documents necessary to ensure the intent of this Section is enforced.

     3.5 Payment Terms. The royalties due hereunder shall be paid on a semi annual basis ("Payment Period") commencing six (6) months from the Effective Date. Within thirty (30) days after the end of each Payment Period, LICENSEE:

               (i) shall pay all royalties set forth in this Section 3 accrued and payable for such period, and

               (ii) furnish LICENSOR with a royalty report along with a written statement certified by an officer of LICENSEE (a) stating that the royalty report is true and accurate, and (b) specifying the total royalties payable to LICENSOR for such period and providing the basis for the calculation of such royalties.

All payments due to LICENSOR shall be made solely in U.S. Dollars in immediately available funds, via wire transfer to such account as is designated by LICENSOR in writing to LICENSEE. Late payments shall accrue interest from the date due until the date paid at a rate of one percent (1%) per month, or the maximum rate allowed under applicable law, whichever is less. LICENSEE shall make no offset for any amounts due to LICENSOR regardless of the justification for such intended offset.

     3.6 Right of Audit. During the TERM and for three (3) years after the expiration and termination of this AGREEMENT for any reason (the "AUDIT PERIOD"), LICENSEE shall keep complete, true and accurate records containing all invoices and other data related to the computation and verification of the royalties to be paid under Section 3 and any other amounts to be paid to LICENSOR, and (b) the basis of information provided in the royalty report or any statements provided by LICENSEE to LICENSOR pursuant to this AGREEMENT. During the AUDIT PERIOD LICENSEE shall permit LICENSOR or its designees or agents, at LICENSOR's expense and upon ten (10) days prior written notice, to inspect and make copies of such records for the sole purpose of verifying the accuracy of the royalties and other payments made by LICENSEE under this AGREEMENT. LICENSEE shall itself, and shall cause its accountants to, diligently cooperate with the audit. If any audit reveals any underpayment by LICENSEE, LICENSEE shall within ten (10) days after such audit remit to LICENSOR all amounts due, with interest thereon at the rate of one percent (1%) per month compounded (or the highest rate permitted by applicable law, whichever is lower), calculated from the date such amounts were due. If any underpayment is more than five percent (5%) of the total payments due for the period audited, LICENSEE shall remit to LICENSOR in full all costs for such audits and the subsequent audit, including any fees of a certified public accountant.

     3.7 Taxes. In addition to any other amounts due under this AGREEMENT, LICENSEE agrees to pay, indemnify and hold LICENSOR harmless from any TAXES

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imposed by any  governmental  authority  with respect to  LICENSEE's  use of the
LICENSED TECHNOLOGY. "TAXES" herein means any tax, fee or cost not based on LICENSOR's net income, including any sales, use, excise, import or export, value added, withholding or similar tax, or any duty or fee and any penalties or interest associated with any of the foregoing. LICENSEE's obligation to pay
TAXES  shall  survive  any  expiration  or   termination   of  this   AGREEMENT.
Notwithstanding the foregoing, if LICENSEE is required by U.S. or other law to withhold any amount from sums payable to LICENSOR hereunder, LICENSEE shall deduct and pay any withholding taxes to the appropriate U.S. or other tax authorities, respectively, and shall provide LICENSOR with a tax receipt evidencing such payment.

                           IV. PATENTS AND INVENTIONS

     4.1 Ownership.  Except for the licenses  granted herein and as set forth in
Section 3, LICENSOR shall retain all of its rights, title and interests, which it may have, in the underlying INTELLECTUAL PROPERTY RIGHTS of the LICENSED TECHNOLOGY and any IMPROVEMENTS.

     4.2 LICENSEE IMPROVEMENTS. In the event that LICENSEE develops IMPROVEMENTS subsequent to the EFFECTIVE DATE, LICENSEE shall have all rights to such IMPROVEMENTS under the terms of the exclusive license granted to LICENSEE in
Section 2.1.

     4.3 Patent Prosecution. LICENSEE shall have the responsibility for preparing, filing, prosecuting and maintaining the LICENSED PATENTS and conducting any interferences, reexaminations or requesting reissues or patent term extensions with respect to the LICENSED PATENTS in the United States, and the right to prepare, file, prosecute and maintain the LICENSED PATENTS and conduct any interferences, reexaminations or request reissues or patent term extensions with respect to the LICENSED PATENTS, or to take such similar actions to protect the LICENSED PATENTS in any other country. During the TERM LICENSEE shall prosecute and/or maintain, as appropriate, the LICENSED PATENTS in at least the countries in which LICENSOR has already begun prosecution and/or maintenance ("PROSECUTION COUNTRIES"), a list of which shall be provided by LICENSOR upon request. LICENSEE shall keep LICENSOR fully informed as to the status of such patent matters, including without limitation by providing LICENSOR with the opportunity to review and comment on any documents which will be filed in any patent office and by providing LICENSOR copies of any documents received by LICENSEE from such patent offices including notices of all interferences, reexaminations, oppositions or requests for patent term extensions. In the event that LICENSEE declines or fails to prepare, file, prosecute or maintain any LICENSED PATENTS in any PROSECUTION COUNTRY, LICENSEE shall promptly, and in no event later than ninety (90) days prior to any filing deadline, provide written notice to LICENSOR and LICENSOR shall then have the right to assume such responsibilities at its own expense using counsel of its choice. In addition, LICENSEE shall promptly notify LICENSOR of any decision to abandon a patent or application covered by the LICENSED PATENTS in any country, in which case, LICENSOR shall have the option, at its expense and with counsel of its choice, of continuing to prosecute any such pending patent application or of keeping the issued patent in force. If LICENSEE abandons, declines or fails

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to prepare,  file,  prosecute or maintain  any LICENSED  PATENTS as set forth in this Section, the licenses granted by LICENSOR to LICENSEE pursuant to Section II shall immediately become non-exclusive.

     4.4 Additional Filings. LICENSEE shall have the right to file for the protection of the LICENSED TECHNICAL INFORMATION, or any rights therein in any country. LICENSEE shall keep LICENSOR fully informed as to the status of such matters, including without limitation by providing LICENSOR with the opportunity to review and comment on any documents to protect the LICENSED TECHNICAL INFORMATION which will be filed in any governmental office or agency and by providing LICENSOR copies of any documents received by LICENSEE from such governmental offices or agencies.

                        V. INFRINGEMENT BY THIRD PARTIES

     5.1 Notice. Each party shall promptly notify the other in writing of any alleged or threatened INTELLECTUAL PROPERTY infringement of the LICENSED TECHNOLOGY which may adversely impact the rights of the parties hereunder, of which it becomes aware.

     5.2 Enforcement. In the event that either party becomes aware of any alleged or threatened INTELLECTUAL PROPERTY infringement of the LICENSED TECHNOLOGY, as between the parties, LICENSEE shall have the first right, but not the obligation, to take appropriate action against any person or entity directly or contributorily infringing such LICENSED TECHNOLOGY, and to retain any recovery from such action. In furtherance of such right, LICENSOR hereby agrees that LICENSEE may join LICENSOR as a party in any such action (with LICENSOR having the right to participate in such action and to be represented, if it so desires and at its own expense, by counsel of its own selection) and to give LICENSEE reasonable assistance and any needed authority to control, file and prosecute such action, without expense to LICENSOR. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then LICENSOR may, at its sole discretion, enforce any INTELLECTUAL PROPERTY RIGHTS in any LICENSED TECHNOLOGY licensed hereunder, provided LICENSOR does so both on behalf of itself and LICENSEE, with LICENSOR retaining all recoveries from such enforcement. In furtherance of such right, LICENSEE hereby agrees that LICENSOR may join LICENSEE as a party in any such action (with LICENSEE having the right to participate in such action and to be represented, if it so desires and at its own expense, by counsel of its own selection) and to give LICENSOR reasonable assistance and any needed authority to control, file and prosecute such action, without expense to LICENSEE.

     5.3 Cooperation. In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other at the expense of the party bringing the suit. Cooperation shall include permitting access during regular business hours upon reasonable notice, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

     5.4 Licenses to Abate Third Party Infringement. LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense the rights granted to LICENSEE under Section 2.1 to any alleged infringer.

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                              VI. INDEMNIFICATION

     6.1 Indemnification By LICENSOR. Subject to Section 6.2, LICENSOR, at its own expense, shall: (i) defend, or at its option settle, any claim, suit or proceeding brought by a third party against LICENSEE: (a) that the LICENSED TECHNOLOGY (except for IMPROVEMENTS) as used in accordance with this Agreement infringes any United States patent issued as of the Effective Date, or any United States copyright or trademark right(s) of a third-party, or misappropriates any United States trade secret of a third party, (b) that LICENSOR breached any of its warranties, representations or obligations in
Section 8.1, or (c) arising out of LICENSOR's negligence, tortious conduct or willful misconduct hereunder; and (ii) pay any final and non-appealable judgment entered or settlement against LICENSEE thereon; provided, however, that LICENSOR shall not be responsible for any compromise or settlement made without its consent. LICENSOR shall have no obligation to LICENSEE unless: (1) LICENSEE gives LICENSOR prompt written notice of the claim; (2) LICENSOR is given the right to control and direct the investigation, preparation, defense and settlement of the claim; and (3) LICENSEE fully cooperates with LICENSOR, at LICENSOR's expense, in such defense and settlement.

          (a) Exclusions. LICENSOR's indemnification obligations shall not apply to any claim relating to: (a) the IMPROVEMENTS or any element of the LICENSED TECHNOLOGY that has been changed, abused or not used as authorized hereunder; (b) the bundling of LICENSED TECHNOLOGY with software, hardware or other materials of LICENSEE and third parties; (c) use of the LICENSED TECHNOLOGY that exceeds the scope of the licenses expressly granted in this Agreement; and/or (d) LICENSEE's failure to use the LICENSED TECHNOLOGY or any portion thereof in accordance with the provisions of this Agreement.

          (b) Additional Rights. If the use, sale or distribution of the OEM PRODUCTS or the VISTA PRODUCTS by LICENSEE, or its AFFILIATES or sublicensees is enjoined due to infringement of the LICENSED TECHNOLOGY in the Unites States, or if LICENSOR wishes to minimize its potential liability in connection therewith, LICENSOR may, at its option and expense, either: (a) substitute functionally equivalent non-infringing LICENSED TECHNOLOGY; (b) modify the infringing LICENSED TECHNOLOGY so that the OEM PRODUCTS or VISTA PRODUCTS no longer infringe, but remain functionally equivalent; (c) obtain for LICENSEE the right to continue to use such LICENSED TECHNOLOGY; or (d) if none of the foregoing is feasible, refund to LICENSEE a pro rata portion of the royalties paid hereunder (as depreciated on a straight line basis over five (5) years from the EFFECTIVE DATE).

     6.2 Indemnification By LICENSEE. LICENSEE, at its own expense, shall: (i) defend, or at its option settle, any claim, suit or proceeding against LICENSOR arising from or in connection with (x) LICENSEE's breach of any of its warranties, representations or obligations in Section 8.2, 12.10, 12.11 and 12.12, (y) any LICENSEE modification, combination, adaptation, integration, incorporation, reproduction, sale, lease, rental or other commercialization, distribution or performance of the LICENSED PRODUCTS, or (z) LICENSEE's negligence, tortious conduct or willful misconduct; and (ii) pay any final

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judgment entered or settlement against LICENSOR thereon, provided, however, that
LICENSEE shall not be responsible for any compromise or settlement made without its consent. LICENSEE shall have no obligation to LICENSOR pursuant to this
Section 6.2 unless: (a) LICENSOR gives LICENSEE prompt written notice of the claim; (b) LICENSEE is given the right to control and direct the investigation, preparation, defense and settlement of the claim; and (c) LICENSOR fully cooperates with LICENSEE, at LICENSEE's expense, in such defense and settlement.

     6.3 In the event the provisions of this Article VI conflict with similar provisions contained in the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control.

                         VII. CONFIDENTIAL INFORMATION

     7.1 Nondisclosure. RECIPIENT shall not, except as otherwise expressly provided herein, disclose, disseminate or otherwise allow access to the CONFIDENTIAL INFORMATION of DISCLOSER to anyone other than RECIPIENT's employees that have a need to know such CONFIDENTIAL INFORMATION to implement this AGREEMENT and who are bound by written confidentiality obligations with provisions no less stringent than those contained in this Section VII. RECIPIENT shall prevent unauthorized disclosure or use of the CONFIDENTIAL INFORMATION of DISCLOSER. DISCLOSER and RECIPIENT shall execute any documents and otherwise shall take all necessary steps to ensure that DISCLOSER and RECIPIENT shall each be able to enforce DISCLOSER's rights hereunder against RECIPIENT, its employees and all other third parties to whom RECIPIENT discloses DISCLOSER's CONFIDENTIAL INFORMATION, under the laws of each jurisdiction in which DISCLOSER's CONFIDENTIAL INFORMATION is disclosed by RECIPIENT. RECIPIENT shall be responsible for any breach of this Section VII by RECIPIENT's employees, contractors or agents.

     7.2 Ownership. Except as set forth herein, RECIPIENT acknowledges and agrees that DISCLOSER (or its licensors) owns all rights, title and interests, including INTELLECTUAL PROPERTY RIGHTS, in and to DISCLOSER's CONFIDENTIAL INFORMATION.

     7.3 Notification. If RECIPIENT learns or believes that any person who has had access to the CONFIDENTIAL INFORMATION of DISCLOSER has violated or intends to violate this AGREEMENT, RECIPIENT shall immediately notify DISCLOSER and shall cooperate with DISCLOSER in seeking injunctive or other equitable relief against any such person.

     7.4 Exceptions. RECIPIENT may disclose the CONFIDENTIAL INFORMATION of DISCLOSER, if such disclosure is required by law, provided that RECIPIENT promptly notifies DISCLOSER to allow intervention by DISCLOSER (prior to the disclosure), cooperates with DISCLOSER to contest or minimize the disclosure (including application for a protective order) at RECIPIENT's expense and limits such disclosure to the party entitled to receive the CONFIDENTIAL INFORMATION and to the scope of the legal requirement. Notwithstanding the foregoing, any CONFIDENTIAL INFORMATION disclosed pursuant to this Section 7.4 shall otherwise continue to be treated as CONFIDENTIAL INFORMATION hereunder.

     7.5 Confidentiality of AGREEMENT. Neither party will publicly disclose any term of this AGREEMENT or announce the existence of this AGREEMENT without the prior written consent of the other party, except that each party may reveal the terms of this AGREEMENT (a) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing to keep such information confidential, or (b) as required by applicable laws and regulations including those of the U.S. Securities and Exchange Commission on the notification. Each party may also disclose the tax treatment and tax structure of the transactions contemplated by this AGREEMENT and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

     7.6 Reproduction of CONFIDENTIAL INFORMATION. CONFIDENTIAL INFORMATION shall not be reproduced except as required to implement this AGREEMENT. Any reproduction or derivative of any CONFIDENTIAL INFORMATION of DISCLOSER by RECIPIENT shall remain the property of DISCLOSER and shall contain all confidential or proprietary notices or legends which appear on the original.

                      VIII. REPRESENTATIONS AND WARRANTIES

     8.1 Representations and Warranties by LICENSOR: LICENSOR represents, warrants and covenants to LICENSEE:

          (a) Corporate Power. LICENSOR is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this AGREEMENT and to carry out the provisions hereof.

          (b) Due Authorization. LICENSOR is duly authorized to execute and deliver this AGREEMENT and to perform its obligations hereunder. The person executing this AGREEMENT on LICENSOR's behalf has been duly authorized to do so by all requisite corporate action.

          (c) Binding Agreement. This AGREEMENT is a legal and valid obligation binding upon LICENSOR and enforceable in accordance with its terms. The execution, delivery and performance of this AGREEMENT by LICENSOR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (d) Grant of Rights. LICENSOR has not, and will not during the term of this AGREEMENT, grant any right to any third party that would conflict with the rights granted to LICENSEE hereunder.

          (e) Validity. LICENSOR is aware of no action, suit or inquiry or investigation instituted by any governmental agency that questions or threatens the validity of this AGREEMENT.

          (f) Ownership. To LICENSOR's knowledge, it owns or holds valid and enforceable licenses to the LICENSED PATENTS and LICENSED TECHNICAL INFORMATION and has sufficient rights and power to grant the licenses to LICENSEE that it purports to grant herein.

          (g) Third Party  Rights.  LICENSOR has no knowledge of any third party
     INTELLECTUAL   PROPERTY   RIGHT   that   is   infringed   by  the   use  or
     commercialization of the LICENSED PRODUCTS as contemplated hereby.

     8.2 Representations and Warranties by LICENSEE: LICENSEE represents, warrants and covenants to LICENSOR:

          (a) Corporate Power. LICENSEE is duly organized and validly existing under the laws of the State of Nevada and has full corporate power and authority to enter into this AGREEMENT and to carry out the provisions hereof.

          (b) Due Authorization. LICENSEE is duly authorized to execute and deliver this AGREEMENT and to perform its obligations hereunder. The person executing this AGREEMENT on LICENSEE's behalf has been duly authorized to do so by all requisite corporation action.

          (c) Binding Agreement. This AGREEMENT is a legal and valid obligation binding upon LICENSEE and enforceable in accordance with its terms. The execution, delivery and performance of this AGREEMENT by LICENSEE does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     8.3 EXCEPT FOR ANY EXPRESS WARRANTY GIVEN IN SECTION 8.1 OR 8.2, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED OR ARISING OUT OF A COURSE OF CONDUCT OR COURSE OF DEALING, INCLUDING ALL WARRANTIES OF TITLE, PERFORMANCE, USE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

                                 IX. ASSIGNMENT

     9.1 Neither this AGREEMENT nor any right or obligation hereunder is assignable in whole or in part by any party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this AGREEMENT, without such consent to a third party in connection with any merger, acquisition, consolidation, reorganization (in which a change of control occurs), CHANGE OF CONTROL of or by the assigning party, or the sale of all, substantially all or a majority of such parties' assets or voting securities. A "CHANGE OF CONTROL" occurs when over fifty percent (50%) of a party's then outstanding securities are acquired by a third party. This AGREEMENT shall inure to the benefit of each of the party's successors and assignees provided that such successors or assignees assume the party's obligations under this AGREEMENT.

                            X. TERM AND TERMINATION

     10.1 Term. Subject to Sections 10.2 and 10.3 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE until the five (5) year anniversary of the EFFECTIVE DATE (the "TERM").

     10.2 Termination for Breach. Each party shall have the right to terminate this AGREEMENT if the other party breaches this AGREEMENT and fails to cure such breach within thirty (30) days following the date the breaching party receives a written breach notice from the non-breaching party describing the breach; provided, however, that the foregoing cure right shall not apply for a breach of Sections II, IV and VII, whereupon the non-breaching party may terminate this AGREEMENT immediately upon written notice to the breaching party without granting the breaching party the right to cure such breach.

     10.3 Termination for Bankruptcy. Each party shall have the right to terminate this AGREEMENT immediately upon written notice if the other party files a petition, action or other proceeding seeking relief or protection under any bankruptcy laws, whether voluntary or involuntary; or the other party becomes insolvent, or is unable to pay its debts as due or ceases to conduct business in the normal course (however, if such petition, action or proceeding is involuntary, then only if such petition, action or proceeding is not dismissed within sixty (60) days of filing);

     10.4 Post-Termination  Obligations.  Upon termination or expiration of this
AGREEMENT:

          (a) nothing herein will be construed to release either party of any obligation or liability maturing prior to the effective date of the termination or expiration of this AGREEMENT;

          (b) Any outstanding payments and the provisions of Sections I, V, VI, VII, VIII, IX, XI, XII and Sections 3.4, 3.5, 3.6, 3.7, 4.1, 4.2 and 10.4
     shall survive any termination or expiration of this AGREEMENT by their terms for any reason.

          (c) Each party shall cease to use or exploit in any manner the CONFIDENTIAL INFORMATION of the other party or any elements thereof in accordance with Section VII and shall return to the other party all CONFIDENTIAL INFORMATION (including all copies and derivatives, in any form, thereof) disclosed by the other party, and LICENSEE shall cease to use the CONFIDENTIAL INFORMATION of LICENSOR, provided that LICENSEE shall not be prohibited from using such CONFIDENTIAL INFORMATION in providing support services for the LICENSED PRODUCTS and selling all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination; and

          (d) Except as set forth in Section 3.4, LICENSEE shall immediately cease the manufacture of LICENSED PRODUCTS.

                          XI. LIMITATION OF LIABILITY

     11.1 TO THE MAXIMUM ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY LOSS, INABILITY TO USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) ARISING OUT OF THE LICENSED TECHNOLOGY, THE LICENSED PRODUCTS, OR OTHERWISE UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN

CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     11.2 TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT SHALL LICENSOR'S AGGREGATE LIABILITY TO LICENSOR, OR ANY THIRD PARTY FOR ANY AND ALL CLAIMS ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED THE AMOUNTS PAID BY LICENSEE TO LICENSOR HEREUNDER PRIOR TO THE DATE OF THE EVENT GIVING RISE TO SUCH LIABILITY. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

                                  XII. GENERAL

     12.1 Integration, Amendments. This AGREEMENT and Exhibits A and B attached hereto, represent and constitute the sole, final and entire agreement between the parties with respect to the subject matter hereof, may only be amended in writing signed by the duly authorized officers of both parties, and supersedes all prior agreements and understandings with respect to the matters covered by this AGREEMENT.

     12.2 Notices. Any notice, waivers or consents required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of LICENSOR to:

      Vista Medical Technologies, Inc.
      2101 Faraday Avenue
      Carlsbad, CA 92008
      Facsimile: (760) 603-9170
      Attention: John R. Lyon

      or in the case of LICENSEE to:
      Viking Systems, Inc.
      7514 Girard Ave., Suite 1509
      La Jolla, CA  92037
      Facsimile No.:  (619) 839-3793
      Attention:  Thomas B. Marsh

     or other addresses as may be given from time to time under the terms of this notice provision.

     12.3 Governing Law. This AGREEMENT is entered into in and shall be governed, construed and enforced in all respects solely and exclusively under the laws of the State of California, USA without giving effect to any law which would result in the application of a different body of law. Any and all suits hereunder shall be brought and resolved solely and exclusively in, and the parties hereby irrevocably consent to the exclusive jurisdiction and proper venue of, the state and federal courts located in the County of San Diego, State of California, USA, and waive any objections thereto based on any ground including improper venue or Forum Non-Conveniens. The parties agree that any process directed to any of them in any such litigation may be served outside the State of California, USA, with the same force and effect as if the service had been made within the State of California, USA, and that service of process may be effected in accordance with Section 12.2 hereof. Any decision rendered by such court shall be binding, final and conclusive upon the parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered or the location of such party's assets.

     12.4 Injunctive Relief. Notwithstanding anything to the contrary herein, each party shall be entitled to seek injunctive or other equitable relief, wherever such party deems appropriate in any jurisdiction, in order to preserve or enforce such party's rights for any breach or threatened breach of the other party of Sections II, IV or VII. Each party agrees that: (i) Section II, IV and VII are necessary and reasonable to protect the other party and its business,
(ii) any violation of these provisions could cause irreparable injury to the other party for which money damages would be inadequate, and (iii) as a result, the other party will be entitled to seek and obtain injunctive relief against the breach or threatened breach of the provisions of Section II, IV or VII without the necessity of posting bond or proving actual damages. The parties agree that the remedies set forth in this Section 12.4 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this AGREEMENT.

     12.5 Attorneys' Fees. The prevailing party in any action or suit shall be entitled to recover all costs it incurred in connection therewith, including, without limitation, reasonable attorneys' fees.

     12.6 No Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect its right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. Any such waiver or any amendment of this AGREEMENT must be in writing and signed by both parties to be effective.

     12.7 Headings. Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

     12.8 Severability. If one or more provisions in this AGREEMENT are ruled entirely or partly invalid or unenforceable by any court or governmental authority of competent jurisdiction, then: (i) the validity and enforceability of all provisions not ruled to be invalid or unenforceable shall remain unaffected; (ii) the effect of such ruling shall be limited to the body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the parties shall reform the provision(s) to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein; and
(iv) if the ruling, or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended, then the provision(s) in question, as originally set forth in this AGREEMENT, shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

     12.9  Independent  Contractors.   The  relationship  between  LICENSEE  and
LICENSOR is solely that of independent contractors. Neither party nor its employees, agents or representatives shall be considered employees, agents, partners, franchisees, joint venturers or representatives of the other party. Neither party shall act or represent itself, directly or by implication, as agent, party to a joint venture with the other party, partner or representative of the other, or in any manner assume or attempt to assume or create any obligation or liability of any kind, express or implied, on behalf of, or in the name of, the other.

     12.10 Export Controls. LICENSEE understands that the LICENSED TECHNOLOGY is subject to the export control laws and regulations of the U.S. or other applicable jurisdictions. LICENSEE agrees that it will not export or re-export the LICENSED TECHNOLOGY in violation of such laws or regulations.

     12.11 Corrupt Practices. LICENSEE shall not, directly or indirectly, make, offer or agree to make or offer on behalf of LICENSOR, any loan, gift, donation or other payment, directly or indirectly, whether in cash or in kind, for the benefit of or at the direction of any candidate, committee, political party, political function or government or government subdivision, or any individual elected, appointed or otherwise designated as an employee or officer thereof, for the purposes of influencing any act or decision of such entity or individual or inducing such entity or individual to do or omit to do anything in order to obtain or retain business or other benefits in violation of the United States Foreign Corrupt Practices Act.

     12.12 Boycott. LICENSEE shall not, directly or indirectly, take any action that would cause LICENSOR to be in violation of United States anti-boycott laws under the United States Export Administration Act or the United States Internal Revenue Code, or any regulation thereunder.

     12.13 Counterparts. This AGREEMENT may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     12.14 Interpretation. This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Any ambiguity will not be interpreted against the drafting party.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

VIKING SYSTEMS, INC.                     VISTA MEDICAL TECHNOLOGIES, INC.
By:   ______________________________     By:   ______________________________
      Thomas B. Marsh, President               John R. Lyon, President

Date: ___________________________        Date: ___________________________

                                    EXHIBIT A
                               LICENSED TECHNOLOGY

All "Company Intellectual Property," as defined in the Asset Purchase Agreement.

                                    EXHIBIT B
                                LICENSED PRODUCTS

      VISTA PRODUCTS


      OEM PRODUCTS